Exhibit 99.1

PRESS RELEASE

Veritex Holdings, Inc. to Merge with Liberty Bancshares, Inc.
DALLAS, Texas, August 1, 2017 — Veritex Holdings, Inc. (NASDAQ: VBTX) (“Veritex”), the parent holding company for Veritex Community Bank, today announced that it has entered into a definitive agreement to merge with Texas-based Liberty Bancshares, Inc. (“LBI”) and its wholly-owned subsidiary Liberty Bank.
LBI, through Liberty Bank, operates five full service banking locations in Fort Worth and the surrounding Tarrant County. As of June 30, 2017, LBI, on a consolidated basis, reported total assets of $459.3 million, total deposits of $389.4 million, and total equity capital of $48.1 million. As of June 30, 2017, and taking into account the completion of Veritex’s merger with Sovereign Bancshares, Inc., the combined company would have assets of $3.0 billion, loans of $2.2 billion and deposits of $2.4 billion.
Veritex’s Chairman and Chief Executive Officer C. Malcolm Holland stated, “I am excited to announce our merger with LBI. The partnership with LBI and Liberty Bank extends our franchise throughout Fort Worth and the surrounding Tarrant County market, enhancing our presence throughout the most attractive markets within the D/FW metroplex. Liberty Bank's culture and community atmosphere are a perfect fit for the Veritex family.”
Elliott S. Garsek, the Chairman of the Board and President of LBI, said, “We are pleased to enter into this strategic transaction with Veritex. We view this as an opportunity to become part of a successful and community-oriented bank group and believe that the transaction enhances long-term value for our shareholders.”
Don R. Waters, Chairman, President and Chief Executive Officer of Liberty Bank added, “We are excited to join an organization that shares our approach to community banking. Our customers will continue to enjoy the benefits of local decision making, while gaining access to an expanded product set and the convenience of a larger branch network. We believe our customers, employees and communities will benefit from the financial strength of a proven independent banking organization.”
Under the terms of the merger agreement, Veritex will issue 1,450,000 shares of its common stock and pay approximately $25 million in cash to existing shareholders of LBI, subject to certain conditions and potential adjustments as described in the merger agreement. The merger agreement contains customary representations and warranties and covenants by Veritex and LBI. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the merger agreement by the shareholders of LBI.  The transaction is expected to close during the fourth quarter of 2017 or the first quarter of 2018.
Veritex was advised in this transaction by Stephens Inc. as financial advisor and Norton Rose Fulbright US LP as legal counsel. LBI was advised by Sheshunoff & Co. as financial advisor and Haynie Rake Repass & Klimko, P.C. as legal counsel. Performance Trust Capital Partners rendered a fairness opinion to LBI.
In addition to the information contained within this announcement, an Investor Presentation has been posted on Veritex Community Bank’s website (www.veritexbank.com) containing additional information regarding this transaction.
About Veritex Holdings, Inc.
Headquartered in Dallas, Texas, Veritex is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with locations throughout the Dallas metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System. For more information, visit www.veritexbank.com.
Additional Information for Investors and Shareholders
The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger of Veritex and LBI, Veritex will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) to register shares of Veritex common stock to be issued to the shareholders of LBI as consideration in the merger. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of LBI seeking their approval of the proposed transaction. Investors and shareholders are advised to read the joint proxy statement/prospectus when it becomes available because it will contain important information about Verit ex, LBI and the proposed transaction. When filed, this document and other documents relating to the merger filed by Veritex can be obtained free of charge from the SEC’s website at www.sec.gov.
Participants in the Transactions
LBI and certain of its directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the shareholders of LBI in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transactions when it becomes available. Additional information about Veritex and its directors and officers may be found in the definitive proxy statement of Veritex relating to its 2017 Annual Meeting of Shareholders filed with the SEC on April 10, 2017 and Veritex’s annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 10, 2017. The definitive proxy statement and annual report can be obtained free of charge from the SEC’s website at www.sec.gov.
No Offer or Solicitation
This press release shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended.
Special Note Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the current views of Veritex’s management with respect to, among other things, future events and Veritex’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Veritex’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Veritex’s control. Accordingly, Veritex cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Veritex believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from Veritex’s expectations include successfully implementing its growth strategy, including identifying acquisition targets and consummating suitable acquisitions;  continuing to sustain internal growth rate; providing competitive products and services that appeal to its customers and target market; continuing to have access to debt and equity capital markets and achieving its performance goals. The foregoing list of factors is not exhaustive.
For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Special Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Veritex’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2017 and any updates to those risk factors set forth in Veritex’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Veritex’s underlying assumptions prove to be incorrect, actual results may differ materially from what Veritex anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Veritex does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for Veritex to predict those events or how they may affect it. In addition, Veritex cannot assess the impact of each factor on Veritex’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Veritex or persons acting on Veritex’s behalf may issue.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Source: Veritex Holdings, Inc.

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